EXHIBIT 99.1

Contact:	Aaron’s, Inc.	SCR Partners
	Kelly Wall	Jeff Black
	VP Finance, Investor Relations & Treasury	615.760.3679
	678.402.3399	JBlack@scr-ir.com
Kelly.Wall@aarons.com

Aaron’s, Inc. Reports Second Quarter 2017 Results

•	Total Revenues $815.6 Million; Diluted EPS $0.51

•	Non-GAAP Diluted EPS $0.68, Up 15%

•	Progressive Revenues Up 25%; Active Doors Up 37%

•	Increasing 2017 Outlook for both the Aaron’s Business and Progressive

ATLANTA, July 28, 2017 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three and six months ended June 30, 2017.
“We’re very pleased with our second quarter results,” said John Robinson, Chief Executive Officer. “Strong growth at Progressive Leasing and disciplined execution in the Aaron’s Business drove increased revenues and improved profitability in the quarter.”
“Progressive had an exceptional quarter driven by a significant increase in total invoice volume and strong lease portfolio performance. The business has impressive momentum across a diverse mix of verticals and we expect to continue to drive long-term growth with our leading virtual lease-to-own model,” Mr. Robinson stated.
“The Aaron’s Business outperformed our expectations primarily due to higher lease margin and strong cost control,” continued Mr. Robinson. “We’re making additional investments in the Aaron's Business to improve our direct-to-consumer platform, and our long-term confidence in the business is also demonstrated by the accretive acquisition of Aaron’s largest franchisee, announced in a separate press release today.”

“We remain conservatively capitalized, with a proforma net debt to capitalization of approximately 14.5% following the acquisition. We’ll continue to look for ways to leverage our unique set of assets to serve more customers and create value for our shareholders, associates, franchisees and retail partners,” Mr. Robinson concluded.
Financial Summary
Aaron’s, Inc. (the “Company”) conducts its operations through three primary businesses: 1) Aaron’s branded Company-operated and franchised lease-to-own stores, Aarons.com and Woodhaven, the Company’s furniture manufacturing operations (collectively, the “Aaron’s Business”); 2) Progressive Leasing’s virtual lease-to-own business (“Progressive Leasing”); and 3) Dent-A-Med, Inc. (“DAMI”), our second-look financing business.
For the second quarter of 2017, Company revenues were $815.6 million compared with $789.4 million for the second quarter of 2016. Net earnings were $36.3 million compared with $38.5 million in the prior year period. Diluted earnings per share were $0.51 compared with $0.53 a year ago. The effective tax rate for the three months ended June 30, 2017 was 36.2% compared with 37.0% for the prior year period.
On a non-GAAP basis, net earnings for the second quarter of 2017 increased to $48.5 million compared with $43.3 million for the same period in 2016, and non-GAAP earnings per share assuming dilution were $0.68 in the second quarter of 2017 compared with $0.59 for the same quarter in 2016.
For the second quarter of 2017, non-GAAP net earnings and non-GAAP diluted earnings per share exclude the effects of amortization expense resulting from our 2014 acquisition of Progressive Leasing, and exclude restructuring charges for the Aaron’s Business and DAMI. For the second quarter of 2016, non-GAAP results exclude the effects of Progressive Leasing amortization and an impairment charge resulting from the Company’s sale of its HomeSmart business. Adjusted EBITDA for the Company, which excludes the charges and adjustments mentioned above, was $95.7 million for the second quarter of 2017, compared with $88.2 million for the same period in 2016. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.

During the first six months of 2017, revenues increased 1.0% to $1.660 billion compared with $1.644 billion for the prior year period. Net earnings were $89.6 million versus $88.2 million for the first six months last year. Diluted earnings per share were $1.24 compared with $1.20 a year ago. The effective tax rate for the comparable six months ended on June 30, was 35.8% for 2017 compared with 37.4% for 2016.
On a non-GAAP basis, net earnings for the first six months of 2017 were $106.3 million compared with $95.3 million for the same period in 2016 and non-GAAP diluted earnings per share were $1.48 compared with $1.30 for the same six month period in 2016. Non-GAAP net earnings and diluted earnings per share in 2017 exclude the effects of amortization expense resulting from the 2014 acquisition of Progressive Leasing and exclude restructuring charges for the Aaron’s Business and DAMI. In 2016, non-GAAP results exclude the effects of Progressive Leasing amortization, a gain on the sale of the Company’s headquarters building, retirement and severance charges and loss resulting from the Company’s disposition of HomeSmart. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
Adjusted EBITDA for the Company, which excludes the charges and adjustments discussed above, was $205.1 million for the six months ended June 30, 2017 compared with $192.2 million for the same period in 2016.
The Company generated $115.6 million in cash from operations during the six months ended June 30, 2017 and ended the second quarter with $260.3 million in cash compared with $308.6 million at the end of 2016. The reduction in cash was due primarily to scheduled amortization of the Company’s term loan and unsecured notes offset by cash from operations.
Progressive Leasing Results
Progressive Leasing’s revenue in the second quarter of 2017 increased 25.1% to $373.5 million from $298.6 million in the second quarter of 2016. Progressive Leasing’s revenue in the first six months of 2017 increased 22.2% to $739.6 million from $605.2 million for the same period of 2016. Active doors increased 37% in the second quarter of 2017 to approximately 19,000. Invoice volume per active door declined 4.3% in the quarter, driven by strong growth in new doors. Progressive Leasing had 646,000 customers at June 30, 2017, a 23% increase from June 30, 2016.

Earnings before income taxes for Progressive Leasing were $38.2 million and $74.0 million for the three and six months ended June 30, 2017 compared with $29.1 million and $51.0 million for the same periods a year ago. EBITDA for the second quarter and first six months of 2017 was $50.1 million and $98.6 million, respectively, compared with $41.8 million and $76.5 million, for the same periods of 2016. As a percentage of revenues, EBITDA was 13.4% and 13.3%, respectively, for the second quarter and first six months of 2017 compared with 14.0% and 12.6% for the same periods in 2016. Write offs for damaged, lost or unsaleable merchandise were 5.5% of revenue in the second quarter of 2017, compared with 4.5% in the same period of 2016. Bad debt as a percent of revenue was 9.7% in the second quarter of 2017, compared with 9.5% in the same period of 2016.
DAMI Results
Revenue for DAMI was $8.5 million in the second quarter of 2017, compared with $5.3 million in the second quarter of 2016. DAMI’s revenue for the first six months of 2017 was $16.7 million versus $10.1 million for the same period of 2016. DAMI’s loss before income taxes was $2.7 million and $4.5 million for the three and six months ended June 30, 2017, compared with a loss before income taxes of $2.3 million and $5.2 million for the same periods in 2016. DAMI’s pre-tax, pre-provision loss was $0.9 million and $2.1 million for the three and six months ended June 30, 2017 compared with $0.8 million and $2.0 million for the same periods a year ago. DAMI has performed in line with the Company’s expectations.
Pre-tax, pre-provision loss is a non-GAAP measure that represents loss before income taxes adjusted so that loan charge-offs and recoveries are recognized in earnings as they occur by excluding the effect on earnings of changes to management’s provision for estimated future loan losses. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release for more information regarding the calculation of pre-tax, pre-provision loss.

The Aaron’s Business Results
For the second quarter of 2017, overall revenues for the Aaron’s Business decreased 10.7% to $433.6 million from $485.5 million in the second quarter of 2016. Revenues for the first six months of 2017 decreased 12.1% to $903.9 million compared with $1.028 billion from the same period a year ago.
Lease revenue and fees for the three and six months ended June 30, 2017 decreased 11.7% and 12.5% compared with the same periods in 2016. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 4.1% and 8.5% for the three and six month periods ended June 30, 2017 compared with the same periods of the prior year.
On May 13, 2016, the Company completed the sale of its HomeSmart business. Revenues for HomeSmart in the second quarter and first six months of 2016 were $7.5 million and $25.4 million, respectively. Excluding HomeSmart, total revenues for the Aaron’s Business decreased 9.3% and 9.9% for the three and six month periods ended June 30, 2017, compared with the same periods of the prior-year.
Earnings before income taxes for the Aaron’s Business were $21.5 million and $70.1 million for the three and six months ended June 30, 2017, compared with $34.3 million and $95.0 million for the same periods a year ago. Adjusted EBITDA in the three and six months ended June 30, 2017 was $46.7 million and $107.9 million compared with $47.5 million and $118.4 million for the same periods in 2016. As a percentage of revenue, Adjusted EBITDA was 10.8% and 11.9% for the three and six months ended June 30, 2017, respectively, compared with 9.8% and 11.5% for the same periods last year. Write-offs for damaged, lost or unsaleable merchandise were 3.6% of revenues in the second quarter of 2017, compared with 3.7% for the same period last year.
Same store revenues (revenues earned in Company-operated stores open for the entirety of the second quarter of 2017 and 2016) decreased 8.1% during the second quarter of 2017, compared with the second quarter of 2016, and customer count on a same store basis was down 4.8%. Company-operated Aaron’s stores had 932,000 customers at June 30, 2017, a 7.2% decrease from the second quarter of 2016, excluding HomeSmart customers for both periods.

At June 30, 2017, the Aaron’s Business had 1,093 Company-operated stores and 680 franchised stores. During the second quarter of 2017, 62 Company-operated stores and six franchised stores were consolidated or closed. Two franchised stores were sold to a third party.
Company-operated stores that were closed are related to the Company’s previously disclosed program to identify underperforming stores and right size the footprint in existing markets. During the second quarter of 2017, the Aaron’s Business incurred a pre-tax restructuring charge of $13.3 million related to these closures. In the first half of 2017, the aggregate pre-tax restructuring charge related to these store closures was $13.5 million.
Significant Components of Revenue
Consolidated lease revenues and fees for the three and six months ended June 30, 2017 increased 4.3% and 2.2%, respectively, over the same prior year periods. Franchise royalties and fees decreased 13.2% in the second quarter of 2017 and 13.0% for the first six months of 2017 compared with the same periods a year ago. The decrease in franchise royalties and fees was the combined result of decreases in both revenues generated by the Company’s franchisees and the number of franchised stores. The Company’s franchisee revenues totaled $206.9 million and $437.4 million in the three and six months ended June 30, 2017, a decrease of 9.3% and 8.5% from the same periods for the prior year. Same store revenues for franchised stores were down 6.1% and same store customer counts were down 4.5% for the second quarter of 2017 compared with the same quarter in 2016. Franchised stores had 517,000 customers at the end of the second quarter, a 7.7% decline from the prior year ago period. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company.

2017 Outlook
The Company is updating its outlook for the 2017 year to reflect current trends in the business.
Diluted earnings per share is presented both on a GAAP basis and on a non-GAAP basis excluding Progressive and franchisee acquisition related intangible amortization and any future one-time or unusual items. Adjusted EBITDA also excludes any future one-time or unusual items. The Company currently expects to achieve the following:
Aaron’s Inc. (Consolidated)

•	Revenues of approximately $3.33 billion to $3.44 billion compared with the previous outlook of $3.10 billion to $3.31 billion.

•	Adjusted EBITDA of $355 million to $378 million compared with the previous outlook of $320 million to $353 million.

•	Diluted earnings per share in the range of $2.10 to $2.30 compared with the previous outlook of $1.85 to $2.10.

•	Non-GAAP diluted earnings per share in the range of $2.45 to $2.65 compared with the previous outlook of $2.15 to $2.40.
Progressive Leasing

•	Total revenues of approximately $1.55 billion to $1.60 billion compared with the previous outlook of $1.40 billion to $1.50 billion.

•	EBITDA of $190 million to $200 million compared with the previous outlook of $170 million to $185 million.
The Aaron’s Business

•	Total revenues of approximately $1.75 billion to $1.80 billion compared with the previous outlook of $1.68 billion to $1.78 billion.

•	Lease revenues, which are included in total revenues above, of approximately $1.40 billion to $1.45 billion compared with the previous outlook of $1.30 billion to $1.40 billion.

•	Same store revenues of approximately negative 9% to negative 7% compared with the previous outlook of negative 12% to negative 8%.

•	Adjusted EBITDA of $170 million to $180 million compared with the previous outlook of $155 million to $170 million.

•	The revised outlook includes accretion from the Company’s acquisition of its largest franchisee announced in a separate press release today, offset by additional investment in strategic initiatives.

•	The Company continues to evaluate its store base for strategic growth and consolidation opportunities.
DAMI

•	No update to previous outlook.

Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Friday, July 28, 2017, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s Investor Relations website, investor.aarons.com. The webcast will be archived for playback at that same site.
About Aaron’s, Inc.
Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its more than 1,770 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. In addition, Progressive Leasing, a virtual lease-to-own company, provides lease-purchase solutions through approximately 24,000 retail locations in 46 states. Dent-A-Med, Inc., d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through federally insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and HELPcard.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “outlook,” “expect,” “will,” “expectations,” and “trends” and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the execution and results of our strategy and expense reduction and store closure and consolidation initiatives, risks related to our recent acquisition of our largest franchisee, including the risk that its financial performance does not meet expectations, risks related to Progressive Leasing’s “virtual” lease-to-own business, the outcome of Progressive Leasing’s pilot or test programs with various retailers and the results of Progressive Leasing’s efforts to expand its relationships with existing retailer partners and establish new partnerships with additional retailers, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as updated in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017. Statements in this release that are “forward-looking” include without limitation statements regarding: the Company’s projected results (including Progressive Leasing’s and DAMI’s results) and the updated Outlook for the Company on a consolidated basis, and for the Aaron’s Business and Progressive Leasing, individually; Progressive Leasing’s role in driving long-term growth for the Company; and the results of our investments in our direct-to-consumer platform. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Lease Revenues and Fees	$718,089	$688,677	$1,461,711	$1,430,288
Retail Sales	6,106	6,460	14,884	17,415
Non-Retail Sales	69,602	72,610	138,929	151,915
Franchise Royalties and Fees	12,824	14,772	27,025	31,067
Interest and Fees on Loans Receivable	8,532	5,302	16,733	10,065
Other	491	1,532	916	3,030
Total	815,644	789,353	1,660,198	1,643,780

Costs and Expenses:
Depreciation of Lease Merchandise	345,398	321,969	707,396	670,271
Retail Cost of Sales	3,940	3,892	9,331	10,957
Non-Retail Cost of Sales	61,818	63,984	123,903	135,369
Operating Expenses	330,548	330,601	659,373	679,025
Restructuring Expenses	13,445	—	13,772	—
Other Operating (Income) Expense, Net	(511)	755	(1,072)	(5,974)
Total	754,638	721,201	1,512,703	1,489,648

Operating Profit	61,006	68,152	147,495	154,132
Interest Income	378	507	1,352	928
Interest Expense	(5,552)	(5,904)	(11,367)	(12,216)
Other Non-Operating Income (Expense), Net	1,163	(1,631)	2,138	(1,992)
Earnings Before Income Taxes	56,995	61,124	139,618	140,852

Income Taxes	20,660	22,623	49,983	52,664
Net Earnings	$36,335	$38,501	$89,635	$88,188

Earnings Per Share	$0.51	$0.53	$1.26	$1.21
Earnings Per Share Assuming Dilution	$0.51	$0.53	$1.24	$1.20

Weighted Average Shares Outstanding	70,686	72,761	71,001	72,697
Weighted Average Shares Outstanding Assuming Dilution	71,697	73,279	72,040	73,248

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	June 30, 2017	December 31, 2016

Cash and Cash Equivalents	$260,335	$308,561
Investments	22,252	20,519
Accounts Receivable, Net	84,822	95,777
Lease Merchandise, Net	994,236	999,381
Loans Receivable, Net	83,737	84,804
Property, Plant and Equipment, Net	200,842	211,271
Other Assets, Net	901,906	895,423

Total Assets	2,548,130	2,615,736

Debt	401,113	497,829
Total Liabilities	1,006,057	1,134,138

Shareholders’ Equity	$1,542,073	$1,481,598

Selected Cash Flow Data
(In thousands)

	(Unaudited) Six Months Ended
	June 30,
	2017	2016

Cash Provided by Operating Activities	$115,608	$325,483
Cash Used by Investing Activities	(25,644)	20,874
Cash Used by Financing Activities	(138,247)	(119,060)
Effect of Exchange Rate Changes on Cash & Cash Equivalents	57	—
(Decrease) Increase in Cash and Cash Equivalents	(48,226)	227,297
Cash and Cash Equivalents at Beginning of Period	308,561	14,942
Cash and Cash Equivalents at End of Period	$260,335	$242,239

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	June 30, 2017
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Lease Revenues and Fees	$344,590	$373,499	$—	$718,089
Retail Sales	6,106	—	—	6,106
Non-Retail Sales	69,602	—	—	69,602
Franchise Royalties and Fees	12,824	—	—	12,824
Interest and Fees on Loans Receivable	—	—	8,532	8,532
Other	491	—	—	491
	$433,613	$373,499	$8,532	$815,644

	(Unaudited)
	Three Months Ended
	June 30, 2016
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Lease Revenues and Fees	$390,103	$298,574	$—	$688,677
Retail Sales	6,460	—	—	6,460
Non-Retail Sales	72,610	—	—	72,610
Franchise Royalties and Fees	14,772	—	—	14,772
Interest and Fees on Loans Receivable	—	—	5,302	5,302
Other	1,532	—	—	1,532
	$485,477	$298,574	$5,302	$789,353

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.

Aaron’s, Inc. and Subsidiaries
Six Months Revenues by Segment
(In thousands)

	(Unaudited)
	Six Months Ended
	June 30, 2017
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Lease Revenues and Fees	$722,097	$739,614	$—	$1,461,711
Retail Sales	14,884	—	—	14,884
Non-Retail Sales	138,929	—	—	138,929
Franchise Royalties and Fees	27,025	—	—	27,025
Interest and Fees on Loans Receivable	—	—	16,733	16,733
Other	916	—	—	916
	$903,851	$739,614	$16,733	$1,660,198

	(Unaudited)
	Six Months Ended
	June 30, 2016
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Lease Revenues and Fees	$825,049	$605,239	$—	$1,430,288
Retail Sales	17,415	—	—	17,415
Non-Retail Sales	151,915	—	—	151,915
Franchise Royalties and Fees	31,067	—	—	31,067
Interest and Fees on Loans Receivable	—	—	10,065	10,065
Other	3,030	—	—	3,030
	$1,028,476	$605,239	$10,065	$1,643,780

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the second quarter of 2017 each exclude $5.6 million in Progressive Leasing-related intangible amortization expense and $13.4 million in restructuring charges. For the first six months of 2017 Non-GAAP net earnings and non-GAAP diluted earnings per share exclude $12.2 million in Progressive-related intangible amortization expense and $13.8 million in restructuring charges. Non-GAAP net earnings and non-GAAP diluted earnings per share for the second quarter of 2016 exclude $6.6 million in Progressive Leasing-related intangible amortization expense and a $1.0 million impairment charge related to the HomeSmart asset sale. For the first six months of 2016 Non-GAAP net earnings and non-GAAP diluted earnings per share exclude $13.2 million in Progressive-related intangible amortization expense, an $11.1 million gain from the sale of the Company’s headquarters building, $3.7 million in retirement and severance charges and a $5.6 million impairment charge related to the HomeSmart asset sale.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
EBITDA and Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period. Due to the growth of our originated credit card loan portfolio after our October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring.  Management uses this measure as one of its bases for strategic planning and forecasting for DAMI. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Earnings	$36,335	$38,501	$89,635	$88,188
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	3,564	4,150	7,818	8,249
Less Gain on Sale of Building (3)	—	—	—	(6,932)
Add Retirement and Severance Charges (4)	—	—	—	2,306
Add Loss on Assets Held for Sale (5)	—	619	—	3,509
Add Restructuring (6)	8,571	—	8,842	—

Non-GAAP Net Earnings	$48,470	$43,270	$106,295	$95,320

Earnings Per Share Assuming Dilution	$0.51	$0.53	$1.24	$1.20
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.05	0.05	0.11	0.11
Less Gain on Sale of Building (3)	—	—	—	(0.09)
Add Retirement and Severance Charges (4)	—	—	—	0.03
Add Loss on Assets Held for Sale (5)	—	0.01	—	0.05
Add Restructuring (6)	0.12	—	0.13	—

Non-GAAP Earnings Per Share Assuming Dilution (7)	$0.68	$0.59	$1.48	$1.30

Weighted Average Shares Outstanding Assuming Dilution	71,697	73,279	72,040	73,248

(1)	Net of taxes of $2,026 and $4,359 for the three and six months ended June 30, 2017 calculated using the effective tax rate for the respective periods.

(2)	Net of taxes of $2,438 and $4,926 for the three and six months ended June 30, 2016 calculated using the effective tax rate for the respective periods.

(3)	Net of taxes of $4,139 for the six months ended June 30, 2016 calculated using the effective tax rate for the period.

(4)	Net of taxes of $1,377 for the six months ended June 30, 2016 calculated using the effective tax rate for the period.

(5)	Net of taxes of $363 and $2,096 for the three and six months ended June 30, 2016 calculated using the effective tax rate for the respective periods.

(6)	Net of taxes of $4,874 and $4,930 for the three and six months ended June 30, 2017 calculated using the effective tax rate for the respective periods.
(7) In some cases, the sum of individual EPS amounts may not equal total EPS calculations due to rounding.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Loss Before Income Taxes	$(2,695)	$(2,280)	$(4,460)	$(5,162)
Add: Adjustment to Increase Allowance for Loan Losses During Period	1,798	1,507	2,389	3,159
Pre-tax, Pre-provision Loss	$(897)	$(773)	$(2,071)	$(2,003)

Due to the growth of our originated credit card loan portfolio subsequent to the October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	June 30, 2017
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Net Earnings	—	—	—	$36,335
Income Taxes	—	—	—	20,660
Earnings (Loss) Before Income Taxes	21,450	38,240	(2,695)	56,995
Interest Expense	(287)	4,698	1,141	5,552
Depreciation	11,676	1,542	157	13,375
Amortization	552	5,590	145	6,287
EBITDA	$33,391	$50,070	$(1,252)	$82,209
Restructuring Expenses	13,297	—	148	13,445
Adjusted EBITDA	$46,688	$50,070	$(1,104)	$95,654

	(Unaudited)
	Three Months Ended
	June 30, 2016
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Net Earnings	—	—	—	$38,501
Income Taxes	—	—	—	22,623
Earnings (Loss) Before Income Taxes	34,321	29,083	(2,280)	61,124
Interest Expense	(174)	5,090	988	5,904
Depreciation	11,933	990	101	13,024
Amortization	456	6,588	145	7,189
EBITDA	$46,536	$41,751	$(1,046)	$87,241
Loss on Sale of HomeSmart	982	—	—	982
Adjusted EBITDA	$47,518	$41,751	$(1,046)	$88,223

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Six Months Segment EBITDA
(In thousands)

	(Unaudited)
	Six Months Ended
	June 30, 2017
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Net Earnings	—	—	—	$89,635
Income Taxes	—	—	—	49,983
Earnings (Loss) Before Income Taxes	70,080	73,998	(4,460)	139,618
Interest Expense	(357)	9,461	2,263	11,367
Depreciation	23,553	2,935	300	26,788
Amortization	1,047	12,177	290	13,514
EBITDA	$94,323	$98,571	$(1,607)	$191,287
Restructuring	13,534	—	238	13,772
Adjusted EBITDA	$107,857	$98,571	$(1,369)	$205,059

	(Unaudited)
	Six Months Ended
	June 30, 2016
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Net Earnings	—	—	—	$88,188
Income Taxes	—	—	—	52,664
Earnings (Loss) Before Income Taxes	95,017	50,997	(5,162)	140,852
Interest Expense	(61)	10,292	1,985	12,216
Depreciation	24,346	2,065	203	26,614
Amortization	887	13,175	280	14,342
EBITDA	$120,189	$76,529	$(2,694)	$194,024
Gain on Sale of Building	(11,071)	—	—	(11,071)
Retirement Charges	3,683	—	—	3,683
Loss on Sale of HomeSmart	5,605	—	—	5,605
Adjusted EBITDA	$118,406	$76,529	$(2,694)	$192,241

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results. The 2016 period is presented to reflect this change.

Reconciliation of 2017 Projected Outlook for EBITDA
(In thousands)

	Fiscal Year 2017 Ranges
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Estimated Net Earnings	—	—	—	$150,000 - $165,000
Taxes[1]	—	—	—	87,000 - 95,000
Projected Earnings Before Taxes	$105,000 - $115,000	$144,000 - $154,000	$(12,000) - $(9,000)	237,000 - 260,000
Interest Expense	—	17,000	5,000	22,000
Depreciation	46,000	6,000	1,000	53,000
Amortization	5,000	23,000	1,000	29,000
Projected EBITDA	156,000 - 166,000	190,000 - 200,000	(5,000) - (2,000)	341,000 - 364,000
Projected Other Adjustments, Net[2]	14,000	—	—	14,000
Projected Adjusted EBITDA	$170,000 - $180,000	$190,000 - $200,000	$(5,000) - $(2,000)	$355,000 - $378,000

(1)	Taxes are calculated on a consolidated basis and are not identifiable by company divisions.

(2)	Projected Other Adjustments include the non-GAAP charges related to the Aaron’s Business restructuring.

Reconciliation of 2017 Projected Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2017 Range
	Low	High
Projected Earnings Per Share Assuming Dilution	$2.10	$2.30
Add Projected Intangible Amortization Expenses[1]	0.22	0.22
Add Sum of Other Adjustments[2]	0.13	0.13
Projected Non-GAAP Earnings Per Share Assuming Dilution	$2.45	$2.65

(1)	Includes projected intangible amortization related to the acquisition of Progressive Leasing and franchisee acquisition.

(2)	Projected Other Adjustments include the non-GAAP charges related to the Aaron’s Business restructuring and estimated one-time charges related to the franchisee acquisition.